As filed with the Securities and Exchange Commission on July 24, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Publix Super Markets, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-0324412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 Publix Corporate Parkway, Lakeland, Florida	33811
(Address of Principal Executive Offices)	(Zip Code)

Publix Super Markets, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Merriann M. Metz

Vice President, General Counsel and Secretary

Publix Super Markets, Inc.

3300 Publix Corporate Parkway

Lakeland, Florida 33811

(Name and address of agent for service)

(863) 688-1188

(Telephone number, including area code, of agent for service)

Copies to:

John B. Beckman

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	20,000,000	$44.75	$895,000,000	$108,474.00

(1)   Consists of shares available for issuance under the Publix Super Markets, Inc. Employee Stock Purchase Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that may be offered or issued under the Plan in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)   The price stated above is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act and is based on the most recent appraisal of the fair market value of the common stock of Publix Super Markets, Inc.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) of Publix Super Markets, Inc. (the “Registrant”) is being filed to register 20,000,000 additional shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”) authorized for issuance pursuant to the Publix Super Markets, Inc. Employee Stock Purchase Plan (the “Plan”). The Registrant previously registered shares of Common Stock issuable under the Plan on a Registration Statement on Form S-8 (Registration No. 333-62705) filed on September 2, 1998 (the “Prior S-8”).

As permitted by General Instruction E to Form  S-8, this Registration Statement incorporates by reference the contents of the Prior S-8 except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s Bylaws (i) require the Registrant to indemnify any director or officer or any former director or officer and (ii) provide that the Registrant may indemnify any current or former employee or agent, in each case to the fullest extent permitted by law.

The Registrant has entered into an Indemnification Agreement with each of its directors and officers in the form attached as Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 15, 2001 (the “Form Indemnification Agreement”). The Form Indemnification Agreement contains promises by the Registrant to indemnify each officer and director of the Registrant to the fullest extent permitted by law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), which might be incurred by them in such capacities and against which they may or may not be indemnified by the Company.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of Registration Statement).

99.1	Publix Super Markets, Inc. Employee Stock Purchase Plan.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeland, State of Florida, on July 24, 2019.

PUBLIX SUPER MARKETS, INC.

By:	/s/ Merriann M. Metz
Merriann M. Metz
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David P. Phillips and Merriann M. Metz, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Randall T. Jones, Sr. Randall T. Jones, Sr.	Chief Executive Officer (Principal Executive Officer)	July 24, 2019

/s/ David P. Phillips David P. Phillips	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2019

/s/ William E. Crenshaw William E. Crenshaw	Chairman of the Board of Directors	July 24, 2019

/s/ Jessica L. Blume Jessica L. Blume	Director	July 24, 2019

/s/ G. Thomas Hough G. Thomas Hough	Director	July 24, 2019

/s/ Howard M. Jenkins Howard M. Jenkins	Director	July 24, 2019

/s/ Jennifer A. Jenkins Jennifer A. Jenkins	Director	July 24, 2019

/s/ Stephen M. Knopik Stephen M. Knopik	Director	July 24, 2019